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                                                                   EXHIBIT 10.17
                                                                            FORM


                     CHANGE IN CONTROL SEVERANCE AGREEMENT

     THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this "Agreement") dated as of November 21, 1996 is made by and between PNC Bank Corp., a Pennsylvania corporation (the "Company"), and ___________ (the "Executive").

     WHEREAS the Board of Directors of the Company (the "Board") has determined that it is in the best interest of the Company and its shareholders to enter into agreements with the Company's senior executives regarding change in control severance benefits and the Executive is a Company senior executive;

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

     1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section and elsewhere in this Agreement.

     2. Term of Agreement. This Agreement shall commence on the date hereof and shall remain in effect until the Executive attains age sixty-five (65); provided, however, that (a) the Company may terminate this Agreement, at any time other than during a Coverage Period, if the Company gives the Executive at least one (1) year advance written notice of termination (which notice shall have no effect if the proposed date of termination falls within a Coverage Period) and the Company terminates this Agreement simultaneously with all similar agreements with other Company executives and (b) unless the Committee determines otherwise, this Agreement shall terminate if at any time after the date hereof, other than during a Coverage Period, the Executive is classified below SEG 6. Notwithstanding the foregoing, any outstanding obligations of the Company and the Executive hereunder arising from a termination of the Executive's employment shall survive the termination of this Agreement until such obligations have been fulfilled.

     3. Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the terms and conditions set forth herein, that, in the event the Executive's employment with the Company is terminated during a Coverage Period, the Company shall provide the Executive the benefits and pay the Executive the amounts specified in Section 5 hereof.

     4. The Executive's Covenants.

     4.1 No-Raid. The Executive agrees that, in the event the Executive's employment with the Company is terminated for any reason whatsoever, and as a result of such termination the Executive is entitled to receive the Severance Benefits, the Executive shall not, for a period of one (1) year after the Date of Termination, employ or offer to employ, solicit, actively interfere with the Company's or any Company affiliate's relationship with, or attempt to divert or entice away, any officer of the Company or any Company affiliate.

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     4.2 Nondisclosure. During the Executive's employment with the Company and thereafter, the Executive shall not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, other than (i) information that is generally known in the Company's industry or acquired from public sources, (ii) as required in the course of such employment, (iii) as required by any court, supervisory authority, administrative agency or applicable law, or (iv) with the prior written consent of the Company.

     5. Benefits and Rights upon Termination of Employment.

     5.1. General Termination Rights and Benefits. If the Executive's employment by the Company is terminated for any reason (whether by the Company or the Executive) during a Coverage Period, the Company shall pay to the Executive the payments described in Subsections (a) and (b) below.

         (a) Pre-Termination Benefits. The Company shall pay the Executive's base salary to the Executive through the Date of Termination in accordance with the Company's normal payment practices at the highest rate in effect during the sixty (60) day period preceding the date the Notice of Termination is given, together with all other compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

         (b) Post-Termination Benefits. The Company shall pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance, pension, welfare and other compensation or benefit plans, programs and arrangements.

     5.2. Severance Benefits. In addition to the payments provided for by
Section 5.1 hereof, but subject to Section 7.16 hereof, the Company shall pay to the Executive the payments described in Subsections (a) through (e) below (the "Severance Benefits") upon termination of the Executive's employment with the Company during a Coverage Period, unless such termination is (i) by the Company for Cause, (ii) by reason of the Executive's death or Disability or after the Executive attains age sixty-five (65) or (iii) by the Executive without Good Reason.

         (a) Lump-Sum Severance Payment. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to the Classification Factor (or, if less, the Retirement Factor) times the sum of (i) the Executive's Annual Base Salary and (ii) the Executive's Annual Bonus; provided, however, that a portion of such lump-sum severance payment equal to 6% of the product of (x) the Classification Factor (or, if less, the Retirement Factor) and (y) the Executive's Annual Base Salary shall be credited, together with a matching contribution from the Company equal to 100% of such amount, to the Executive's account under the Supplemental Savings Plan. Such amount that is credited to the Executive's account under the Supplemental Savings Plan shall be administered in the same manner as other amounts credited to the Executive under such plan and shall be distributed to the Executive at the time and in the manner that the Executive's account under such plan is distributed.

         (b) Bonus.

            (i) Termination Year Bonus. The Company shall pay to the Executive a lump sum cash payment at a minimum equal to the product of (x) the Executive's highest annual base salary in effect during the one (1) year period preceding the Executive's Date of Termination and (y) the Executive's highest Target Percentage in effect during the fiscal year preceding the Termination Year.

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            (ii) Preceding Fiscal Year Bonus. To the extent that as of the Date of Termination the Company has not yet determined and paid to the Executive any incentive award to which the Executive is entitled under any Company incentive plan with respect to the fiscal year preceding the Termination Year, the Company shall also pay to the Executive a lump sum cash payment at a minimum equal to the product of (x) the Executive's highest annual base salary in effect during such fiscal year and (y) the Executive's highest Target
Percentage in effect during such fiscal year.

            (iii) General. Any payment made to the Executive under this Section 5.2(b) shall be deemed to be a payment made in fulfillment of the Company's then existing or future cash bonus obligations, if any, to the Executive under any Company cash bonus incentive compensation plan with respect to such fiscal years.

            (iv) Deferral Option. If the Executive so elects by notifying the Company in writing at least one year prior to the Date of Termination, (x) all or a portion, as specified by the Executive in such election notice, of the payment provided for by the foregoing provisions of this Section 5.2(b), and
(y) a portion of the lump-sum severance payment provided for by Section 5.2(a) hereof, as specified by the Executive in the election notice, up to the product of the Classification Factor (or, if less, the Retirement Factor) and the Executive's Annual Bonus, shall not be paid to the Executive, but instead shall be credited to an account established for the Executive under the Deferred Compensation Plan. Such credited amount shall be administered in the same manner as amounts otherwise deferred under the Deferred Compensation Plan and shall be distributed to the Executive at the time and in the manner specified in the Executive's election notice.

         (c) Continued Welfare Benefits. Commencing on the Date of Termination and continuing thereafter for the number of months equal to the product of twelve (12) and the Classification Factor (or, if less, the Retirement Factor) (such period is referred to herein as the "Benefits Period"), the Company shall provide the Executive with life insurance (including group term and supplemental executive life insurance), health insurance and long-term disability insurance benefits ("Welfare Benefits") substantially similar in all respects to those which the Executive was receiving immediately prior to the Notice of Termination. The receipt of such Welfare Benefits shall be conditioned upon the Executive continuing to pay the premiums for such Welfare Benefits that the Executive paid immediately prior to the Notice of Termination. Benefits otherwise receivable by an Executive pursuant to this
Section 5.2(c) (and the corresponding premium payments made by the Executive therefor) shall be reduced to the extent substantially similar benefits are actually received by or made available to the Executive by any other employer during the Benefits Period at a cost to the Executive that is commensurate with the cost incurred by the Executive immediately prior to the Notice of Termination; provided, however, that if the Executive becomes employed by a new employer that maintains a medical plan that either (i) does not cover the Executive or a family member or dependent with respect to a preexisting condition that was covered under the applicable Company medical plan, or (ii) does not cover the Executive or a family member or dependent for a designated waiting period, the Executive's coverage under the applicable Company medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to such preexisting condition) until the earlier of (x) the end of the applicable period of noncoverage under the new employer's plan and (y) the end of the Benefits Period. The Executive agrees to report to the Company any coverage and benefits actually received by or made available to the Executive from such other employer(s). During the Benefits Period, the Executive shall be entitled to elect to change the Executive's level of coverage and/or choice of coverage options (such as Executive only or family medical coverage) with respect to the Welfare Benefits to be provided by the Company to the Executive to the same extent that actively employed senior executives of the Company are permitted to make such changes; provided, however, that in the event of any such changes the premiums paid by the Executive for such Welfare Benefits shall reflect any cost increase or decrease that would actually be paid or received by an actively employed senior executive of the Company who made the same changes. For purposes of this
Section 5.2(c), any measurement of Welfare Benefits, premium payments, or costs that is based on the Welfare Benefits, premium payments or costs that the Executive was receiving, paying or incurring immediately prior to the Notice of Termination shall be determined without giving effect to any change thereto during the

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Coverage Period which constituted Good Reason pursuant to Section 8.21(e). To the extent that the Company is unable to provide the Executive with any of the Welfare Benefits required by this Section 5.2(c) under the Company's benefit plans, the Company shall either purchase such Welfare Benefits for the Executive or pay to the Executive a cash payment equal to the value thereof.

         (d) Other Benefits. The Company shall pay to the Executive a lump sum cash payment equal to the product of (i) the Classification Factor (or, if less, the Retirement Factor) and (ii) the average annual amount of club membership fees (excluding any one-time initiation fees) and automobile expenses paid by the Company to or on behalf of the Executive during the three fiscal years (or such shorter period during which the Executive has been employed by the Company or receiving these perquisites) immediately preceding the Termination Year. Any club membership bond or certificate held by the Company on behalf of the Executive shall be transferred to the Executive as appropriate to enable the Executive to retain such club membership. In addition, during the Benefits Period, the Company shall continue to pay for and provide the Executive with access to personal financial consulting services that are substantially similar to that which the Company provided the Executive with during the fiscal year immediately preceding the Termination Year.

         (e) Pension Benefits.

            (i) Pension Plan Benefits. The pension benefits accrued by the Executive under the Pension Plan shall be paid to the Executive in accordance with the terms of such plan.

            (ii) Certain Previously Accrued Pension Benefits. If the Executive so elects by notifying the Company in writing at least one year prior to the Date of Termination, in lieu of the pension benefits to which the Executive would be entitled under the Excess Plan and the SERP, the Company shall pay to the Executive a lump sum amount, in cash, equal to the actuarial equivalent present value of the pension benefits that the Executive accrued under such plans as of the Date of Termination, calculated in accordance with Section 5.2(e)(iv) hereof. If the Executive does not elect to receive the lump sum payment provided for by this Section 5.2(e)(ii), the pension benefits accrued by the Executive under the Excess Plan and the SERP shall be paid to the Executive in accordance with the terms of such plans.

            (iii) Certain Benefits Period Pension Accruals. In addition to amounts payable to the Executive pursuant to Section 5.2(e)(ii) hereof and/or the Pension Plan, the Excess Plan and the SERP (the "Company Pension Plans"), the Company shall pay to the Executive a lump sum amount, in cash, equal to the actuarial equivalent present value of the additional pension benefits that the Executive would have accrued under the Company Pension Plans assuming the Executive remained employed (after the Date of Termination) for the Benefits Period, was compensated during such period at the Executive's Annual Base Salary and Annual Bonus, and was fully vested under the Company Pension Plans. Such actuarial equivalent present value amount shall be calculated in accordance with Section 5.2(e)(iv) hereof.

            (iv) Calculation of Lump Sum Amounts. The actuarial equivalent present value lump sum amounts provided for by Sections 5.2(e)(ii) and 5.2(e)(iii) shall be determined: (1) based on the pension benefits that would be payable to the Executive as a straight life annuity commencing as of the later of (A) the Executive's attainment of age fifty-five (55) and (B) the Date of Termination (in the case of the lump sum amount provided for by Section 5.2(e)(ii) hereof) or the last day of the Benefits Period (in the case of the lump sum amount provided for by Section 5.2(e)(iii) hereof); (2) using the same methods and assumptions utilized under the Pension Plan in determining lump sum payments immediately prior to the Date of Termination; and (3) without giving effect to any amendments to the Company Pension Plans during the Coverage Period that adversely affect in any manner the amount of pension benefits payable to the Executive under the Company Pension Plans.

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     5.3. Gross-Up Payment; Certain Limitations on Payments and Benefits.

         (a) In the event that (i) the Executive becomes entitled to the Severance Benefits or any other benefits or payments in connection with a Change in Control or the termination of the Executive's employment, whether pursuant to the terms of this Agreement or otherwise (collectively, the "Total Benefits"), and (ii) any of the Total Benefits will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive from the Gross-Up Payment, after deduction of any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the Gross-Up Payment, shall be equal to the Excise Tax on the Total Benefits. For purposes of determining the amount of such Excise Tax, the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to (i) the Total Benefits, minus (ii) the amount of such Total Benefits that, in the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive ("Tax Counsel"), are not excess parachute payments (within the meaning of Section 280G(b)(1) of the Code).

         (b) For purposes of this Section 5.3, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive). Except as otherwise provided herein, all determinations required to be made under this
Section 5.3 shall be made by Tax Counsel, which determinations shall be conclusive and binding on the Executive and the Company absent manifest error.

         (c) In the event that the Excise Tax on the Total Benefits is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in any such taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax on the Total Benefits is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment (which shall be calculated by Tax Counsel in the same manner and using the same assumptions as set forth in Sections 5.3(a) and 5.3(b) hereof) to the Executive in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess to the Internal Revenue Service or any other federal, state, local or foreign taxing authority) at the time that the amount of such excess is finally determined.

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     5.4. Timing of Payments. The payments provided for in Sections 5.1 through
5.3 (other than Section 5.1(b), Section 5.2(c) and the last sentence of Section 5.2(d) and other than payments (and related gross-up payments) that are deferred in accordance with Section 5.2) shall be made on the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments. The Company shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the Date of Termination to the payment of such remainder) as soon as the amount thereof can be determined, but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after written demand by the Company to the Executive (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the Date of Termination to the repayment of such excess).

     5.5. Reimbursement of Legal Costs. The Company shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive as a result of a bona fide dispute regarding the application of any provision of this Agreement including all such fees and expenses, if any, incurred (i) in disputing any Notice of Termination under Section 6.2 hereof, (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement or (iii) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

     6. Termination Procedures.

     6.1 Notice of Termination. During a Coverage Period or pursuant to Section
7.2 or Section 7.3 hereof, any termination of the Executive's employment (other than by reason of death) must be preceded by a written Notice of Termination from one party hereto to the other party hereto in accordance with Section 7.6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall (i) specify the Executive's date of termination (the "Date of Termination") which shall not be more than sixty (60) days from the date such Notice of Termination is given, (ii) indicate the notifying party's opinion regarding the specific provisions of this Agreement that will apply upon such termination and (iii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for the application of the provisions indicated. Termination of the Executive's employment shall occur on the specified Date of Termination even if there is a dispute between the parties pursuant to Section 6.2 hereof relating to the provisions of this Agreement applicable to such termination.

     6.2 Dispute Concerning Applicable Termination Provisions. If within thirty
(30) days of receiving the Notice of Termination the party receiving such notice notifies the other party that a dispute exists concerning the provisions of this Agreement that apply to such termination, the dispute shall be resolved either (i) by mutual written agreement of the parties or (ii) by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). The parties shall pursue the resolution of such dispute with reasonable diligence. Within five (5) business days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Code.

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     7. Miscellaneous.

     7.1 No Mitigation. The Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. The amount of any payment or benefit provided for under this Agreement (other than to the extent provided in Section 5.2(c) and Section 7.16) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

     7.2 Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company shall be obligated to require any successor (whether direct or indirect and whether by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business, property and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; in the event of such a succession, references to the "Company" herein shall thereafter be deemed to include such successor. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. Such breach shall entitle the Executive to terminate the Executive's employment at any time within six months of such succession and thereafter to receive compensation and benefits from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason during a Coverage Period. Failure of the Executive to exercise any right to terminate the Executive's employment pursuant to this
Section 7.2 shall not affect any other right of the Executive under this Agreement.

     7.3 Terminations in Anticipation of Change in Control. The Executive's employment shall be deemed to have been terminated by the Company without Cause during a Coverage Period if the Executive's employment is terminated by the Company without Cause not during a Coverage Period and such termination of employment (a) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in anticipation of a Change in Control. The Executive's employment shall be deemed to have been terminated by the Executive for Good Reason during a Coverage Period if the Executive terminates his or her employment with Good Reason not during a Coverage Period and the circumstance or event that constitutes Good Reason (a) occurs at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in anticipation of a Change in Control. In the event of a termination of employment described in this Section 7.3, the Executive shall be entitled to all payments and other benefits to which the Executive would have been entitled had such termination occurred during a Coverage Period, provided that the Executive shall only be entitled to salary and other compensation and benefits pursuant to Section 5.1(a) hereof until the Executive's actual date of termination. Notwithstanding the preceding sentences of this Section 7.3 or any other provision of this Agreement, the Executive shall not be entitled to receive, and the Company shall have no obligation to pay or provide to the Executive, any Severance Benefits as a result of a termination of the Executive's employment described in this Section 7.3, unless and until a Coverage Period commences within three (3) months of such termination. Notwithstanding the provisions of Section 7.15 hereof, for purposes of this
Section 7.3 only, the burden of proving that the requirements of clauses (a) and (b) of the first and second sentences of this Section 7.3 have been met shall be on the Executive and the standard of proof to be met by the Executive shall be clear and convincing evidence. For purposes of this Section 7.3 only, the definition of "Change in Control" shall exclude the provision in Section 8.7(a).

     7.4 Incompetency. Any benefit payable to or for the benefit of the Executive, if legally incompetent, or incapable of giving a receipt therefor, shall be deemed paid when paid to the Executive's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company.

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     7.5 Death. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder if the Executive had continued to live (other than amounts which, by their terms, terminate upon the death of the Executive), such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

     7.6 Notices. In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and shall be deemed to have been duly given and delivered, (a) if delivered in person, on the date of such delivery or (b) if sent by a recognized overnight courier service or registered U.S. mail (with postage prepaid and return receipt requested), on the date of receipt of such mail, and shall be sent or delivered to the following address (or such other address as a party may designate from time to time in a written notice to the other party hereto):

                           To the Company:

                           PNC Bank Corp.
                           One PNC Plaza
                           249 Fifth Avenue
                           Pittsburgh, Pennsylvania  15222

                           Attention: William E. Rosner,
                                      Senior Vice President and Director of
                                      Human Resources

                           With a copy (which shall not be deemed notice) to:

                           Helen P. Pudlin
                           Senior Vice President and General Counsel
                           PNC Bank Corp.
                           One PNC Plaza
                           249 Fifth Avenue
                           Pittsburgh, Pennsylvania  15222

                           To the Executive:

                           _________________________________

                           _________________________________

                           _________________________________


     7.7 Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach of, or failure to comply with, any condition or provision of this Agreement that is to be satisfied or performed by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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     7.8 Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

     7.9 Governing Law and Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction. The party bringing any action under this Agreement shall only be entitled to choose the federal or state courts in the Commonwealth of Pennsylvania as the venue for such action, and each party consents to the jurisdiction of the court chosen in such manner for such action.

     7.10 Changes to Statutes, Employee Benefit Plans and Employee Classification Systems. All references to sections of, or regulations promulgated under, the Exchange Act, the Code or other statutes shall be deemed also to refer to such sections or regulations as amended from time to time and to any successor provisions to such sections or regulations. All references to employee benefit plans and employee classification systems of the Company shall be deemed also to refer to such plans and classification systems as amended from time to time and to any successor plans or classification systems thereto.

     7.11 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

     7.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     7.13 No Right to Continued Employment. Nothing in this Agreement shall be deemed to give the Executive the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge the Executive at any time, subject in all cases to the terms of this Agreement.

     7.14 No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted assignment or transfer thereof shall be effective.

     7.15 Burden and Standard of Proof. Except as otherwise expressly provided in Section 7.3 hereof, in any proceeding (regardless of who initiates such proceeding) in which the payment of Severance Benefits or other benefits under this Agreement is at issue, the burden of proof as to whether any termination of the Executive's employment has been for Cause or without Good Reason for purposes of this Agreement shall be upon the Company or its successor, and the standard of proof to be met with respect thereto shall be clear and convincing evidence.

     7.16 Reduction of Agreement Benefits by Other Required Benefits. Notwithstanding any other provision of this Agreement to the contrary, if in connection with the termination of the Executive's employment for any reason the Company is obligated by law or by contract (including any employment or severance agreement other than this Agreement) or by Company plan or policy to
(i) pay the Executive with respect to any notice period prior to termination,
(ii) pay the Executive severance pay (including any payments based upon unpaid or contingent awards pursuant to any incentive compensation plan or based upon added years of service credit or any other credit or addition under any pension or savings plan), a termination indemnity, notice pay, or the like, or (iii) provide the Executive with life, disability, accident or health insurance or other welfare benefits after the Executive's termination (or a cash payment in lieu thereof), then any Severance Benefits hereunder shall be reduced by the amount of any payments and similar benefits described in clauses (i), (ii) and
(iii), as applicable.

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     7.17 Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

     8. Definitions.

     8.1 "Annual Base Salary" means the greater of (a) the Executive's highest annual base salary in effect during the one (1) year period preceding the commencement of the applicable Coverage Period and (b) the Executive's highest annual base salary in effect during the one (1) year period preceding the Executive's Date of Termination.

     8.2 "Annual Bonus" means the product of (a) the greater of (i) the Executive's average Bonus Percent for the three fiscal years (or such shorter period during which the Executive has been employed by the Company) immediately preceding the fiscal year during which the applicable Coverage Period commences and (ii) the Executive's average Bonus Percent for the three fiscal years (or such shorter period during which the Executive has been employed by the Company) immediately preceding the Termination Year, and (b) the Annual Base Salary.

     8.3 "Benefits Period" has the meaning assigned to such term in Section 5.2(c) hereof.

     8.4 "Board" means the Board of Directors of the Company.

     8.5 "Bonus Percent" means the bonus amount paid or payable to the Executive with respect to a particular fiscal year divided by the aggregate base salary paid or payable to the Executive for such fiscal year; provided, however, that with respect to the fiscal year preceding the Termination Year the Bonus Percent shall not be less than the Executive's highest Target Percentage that was in effect during such fiscal year.

     8.6 "Cause" means:

         (a) the willful and continued failure of the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties; or

         (b) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

     For purposes of the preceding clauses (a) and (b), no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon the instructions or prior approval of the Board, the Chief Executive Officer or the Executive's superior or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive, as part of the Notice of Termination, a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a Board meeting called and held for the purpose of considering such termination, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (a) or (b) above and specifying the particulars thereof in detail. Such resolution shall be adopted only after reasonable notice of such Board meeting is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board.

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     8.7 A "Change in Control" means a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control shall be deemed to have occurred if:

         (a) any Person, excluding employee benefit plans of the Company, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities, provided, however, that such an acquisition of beneficial ownership representing between twenty percent (20%) and forty percent (40%), inclusive, of such voting power shall not be considered a Change in Control if the Board approves such acquisition either prior to or immediately after its occurrence;

         (b) the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) the Company's outstanding securities, (ii) the surviving entity's outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

         (c) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's assets;

         (d) as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's shareholders in connection with such proxy contest was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied);

         (e) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); or

         (f) the Board determines that a Change in Control has occurred. Notwithstanding anything to the contrary herein, a divestiture or spin-off of a Subsidiary or division of the Company shall not by itself constitute a "Change in Control."

     8.8 "CIC Failure" means the following:

         (a) with respect to a CIC Triggering Event described in Section 8.9(a), the Company's shareholders vote against the transaction approved by the Board or the agreement to consummate the transaction is terminated; or

         (b) with respect to a CIC Triggering Event described in Section 8.9(b), the proxy contest fails to replace or remove a majority of the members of the Board.

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



     8.9 "CIC Triggering Event" means the occurrence of either of the following:

         (a) the Board or the Company's shareholders approve a transaction described in Subsection (b) of the definition of Change in Control contained in
Section 8.7 hereof; or

         (b) the commencement of a proxy contest in which any Person seeks to replace or remove a majority of the members of the Board.

     8.10 "Classification Factor" shall mean 'three (3)' if the Executive is classified by the Company at SEG 14 or above and 'two (2)' if the Executive is classified by the Company at SEG 13 or below. For each Coverage Period, the Classification Factor shall be determined as of the day prior to the commencement of such Coverage Period. Notwithstanding the foregoing, in the event that the Executive was previously classified at SEG 14 or above and has subsequently been reclassified below SEG 14, the Committee may, within sixty
(60) days of such reclassification, determine that the "Classification Factor" shall remain 'three (3)' for the Executive.

     8.11 "Code" means the Internal Revenue Code of 1986.

     8.12 "Committee" means the Personnel and Compensation Committee of the Board.

     8.13 "Company" means PNC Bank Corp., a Pennsylvania corporation. References herein to employment with the Company shall include employment with a Subsidiary. In addition, if the Executive becomes employed by a Subsidiary, references to payments, benefits, privileges or other rights to be accorded by the "Company" shall be deemed to include such payments, benefits, privileges or other rights to be provided by such Subsidiary.

     8.14 "Coverage Period" means a period commencing on the earlier to occur of (i) the date of a CIC Triggering Event and (ii) the date of a Change in Control, and ending on the date that is the Classification Factor years after the date of the Change in Control, provided, however, that in the event that a Coverage Period commences on the date of a CIC Triggering Event such Coverage Period shall terminate upon the earlier to occur of (x) the date of a CIC Failure and (y) the date that is the Classification Factor years after the date of the Change in Control triggered by the CIC Triggering Event. After the termination of any Coverage Period, this Agreement shall continue in effect and another Coverage Period shall commence upon the earlier to occur of clauses (i) and (ii) in the preceding sentence.

     8.15 "Date of Termination" has the meaning assigned to such term in
Section 6.1 hereof.

     8.16 "Deferred Compensation Plan" means the PNC Bank Corp. and Affiliates Deferred Compensation Plan, provided, however, that no amendment or termination of the Plan, during a Coverage Period or after the Date of Termination, that adversely affects the administration or payment of the Executive's benefits shall be given effect for purposes of this Agreement without the written consent of the Executive.

     8.17 "Disability" means the Executive's absence from the full-time performance of the Executive's duties with the Company as a result of the Executive's incapacity due to physical or mental illness, which is determined to be total and permanent under the Company's long-term disability plan(s) that cover the Executive.

     8.18 "Excess Plan" means the PNC Bank Corp. Supplemental Pension Plan.

     8.19 "Exchange Act" means the Securities Exchange Act of 1934.

     8.20 "Excise Tax" means any excise tax imposed under Section 4999 of the Code.

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



     8.21 "Good Reason" means:

         (a) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to either the CIC Triggering Event or the Change in Control, or any other action by the Company which results in a diminution in any respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

         (b) a reduction by the Company in the Executive's annual base salary as in effect on the date hereof, as the same may be increased from time to time;

         (c) the Company's requiring the Executive to be based at any office or location that is more than fifty (50) miles from the Executive's office or location immediately prior to either the CIC Triggering Event or the Change in Control;

         (d) the failure by the Company (i) to continue in effect any bonus, stock option, or other cash or equity-based incentive plan in which the Executive participates immediately prior to either the CIC Triggering Event or the Change in Control that is material to the Executive's total compensation, unless a substantially equivalent arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or
(ii) to continue the Executive's participation in such plan (or in such substitute or alternative plan) on a basis at least as favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the CIC Triggering Event or the Change in Control; or

         (e) the failure by the Company to continue to provide the Executive with benefits substantially similar to those received by the Executive under any of the Company's pension (including, but not limited to, tax-qualified plans), life insurance, health, accident, disability or other welfare plans in which the Executive was participating, at costs substantially similar to those paid by the Executive, immediately prior to the CIC Triggering Event or the Change in Control.

     8.22 "Notice of Termination" has the meaning assigned to such term in
Section 6.1 hereof.

     8.23 "Pension Plan" means the PNC Bank Corp. Pension Plan.

     8.24 "Person" has the meaning given in Section 3(a)(9) of the Exchange Act and also includes any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     8.25 "Retirement Factor" means the number of years, including fractions, from the Date of Termination until the Executive will reach age sixty-five
(65).

     8.26 "SERP" means the PNC Bank Corp. Supplemental Executive Retirement Income and Disability Plan.

     8.27 "Severance Benefits" has the meaning assigned to such term in Section
5.2 hereof.

     8.28 "Subsidiary" means any corporation controlled by the Company, directly or indirectly.

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

          8.29 "Supplemental Savings Plan" means the PNC Bank Corp. Supplemental Incentive Savings Plan, provided, however, that no amendment or termination of such plan, during a Coverage Period or after the Date of Termination, that adversely affects the administration or payment of the Executive's benefits thereunder shall be given effect for purposes of this Agreement without the written consent of the Executive.

          8.30 "Target Percentage" means the percentage of the Executive's annual base salary on which the Executive's target cash incentive award pursuant to the 1994 Plan, the 1996 Plan or any other Company incentive compensation plan then in effect is based for a particular fiscal year. Such percentage is established annually by the Committee in administering the applicable plan.

          8.31 "Termination Year" means the Company's fiscal year during which the Executive's Date of Termination occurs.

          8.32 "1994 Plan" means the PNC Bank Corp. 1994 Annual Incentive Award Plan.

          8.33 "1996 Plan" means the PNC Bank Corp. 1996 Executive Incentive Award Plan.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer, thereunto duly authorized, and the Executive has executed this Agreement, all as of the day and year first above written.

                                        PNC BANK CORP.

                                         By:_____________________
                                         Name:
                                         Title:

                                         By:_____________________
                                              [Name of Executive]

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